Exhibit 5.1

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

March 14, 2007	Direct Dial: (403) 260-7017 Our Matter Number: 1061926

Fording Canadian Coal Trust
1000, 205 - 9 Avenue S.E.

Calgary, AB T2G 0R3

Dear Sirs/Mesdames:

Re:

Fording Canadian Coal Trust – Premium DistributionTM and Distribution Reinvestment Plan

We have acted as Canadian counsel to Fording Canadian Coal Trust, an open-ended mutual fund trust existing under the laws of the Province of Alberta (the “Trust”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 10,000,000 trust units (the “Units”) issuable pursuant to the Trust’s Premium DistributionTM and Distribution Reinvestment Plan (the “Plan”). This opinion letter is provided as a supporting document for the Registration Statement.

A.

Documentation

As Canadian counsel to the Trust in connection with the filing of the Registration Statement, we have examined and are familiar with the Plan and the Registration Statement.

B.

Jurisdiction

The opinion expressed in paragraph (i) below is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein as in effect on the date hereof.  The opinion expressed in paragraph (ii) below is limited to the federal income tax laws of Canada as in effect on the date hereof.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any such change could affect the continuing validity of the opinion set forth in paragraph (ii) below.  We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

C.

Scope of Examinations

In connection with the opinions expressed in this opinion letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary.

 D.

Assumptions and Reliances

For the purposes of the opinions set forth below, we have assumed without independent investigation or verification by us: (i) the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies; (ii) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

E.

Opinions

On the basis of the foregoing, we are of the opinion that:

1.

The Units to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the Plan, such Units will be outstanding as fully paid and non-assessable Units; and

2.

The statements of law and legal conclusions set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement are correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP